Exhibit 99(c)

Certificate as to Compliance

I, Steven H. Smith, Servicing Officer of Household Finance Corporation (the "Master Servicer"), DO HEREBY CERTIFY, in accordance with Section 4.10 of the Master Sale and Servicing Agreement dated as of October 9, 2001 among Household Automotive Trust 2001-3, as Issuer, Household Auto Receivables Corporation, as Seller, the Master Servicer and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee (the "Master Sale and Servicing Agreement"), that:

1. A review of the activities of the Master Servicer from January 1 through December 31, 2003 (the "Year") and of its performance under the Master Sale and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on my review, the Master Servicer has fulfilled all of its material obligations under the Master Sale and Servicing Agreement throughout the Year.

IN WITNESS WHEREOF, I have signed this certificate this 25th day of March, 2004.

/s/ Steven H. Smith

Steven H. Smith

Servicing Officer

AUTO 2001-3